Exhibit 18.1–Preferability letter of Ernst & Young LLP

The Board of Directors

Perrigo Company

Note 1 to the Condensed Consolidated Financial Statements of Perrigo Company (the Company) included in its Form 10-Q for the fiscal period ended September 25, 2010 describes a change to eliminate the one-month financial reporting lag for its international subsidiaries in the United Kingdom, Mexico, Germany and Israel, which had been reporting on the basis of a twelve-month fiscal period ended in May for consolidation purposes, and begin reporting the results of these international operations using a twelve-month fiscal period ended in June to align with the Company’s fiscal year-end. There are no authoritative criteria for determining a preferable method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to June 26, 2010, and therefore we do not express any opinion on any financial statements of the Company subsequent to that date.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

November 2, 2010